Exhibit 99-B.4.17

ReliaStar Life Insurance Company

ENDORSEMENT

The Contract, Policy and/or Certificate is hereby endorsed as follows:

Northern Life Insurance Company was merged with and into its parent company, ReliaStar Life Insurance Company, as of October 1, 2002. Accordingly,

1.	The address of the issuing company is:

Home Office ReliaStar Life Insurance Company 20 Washington Avenue South Minneapolis, MN 55401

2.	All references to Northern Life Insurance Company in the Contract, Policy and/or Certificate are hereby changed to ReliaStar Life Insurance Company.

3.	All references to the state of Washington in the Contract, Policy and/or Certificate are hereby changed to the state of Minnesota.

4.	All other terms and conditions of the Contract, Policy and/or Certificate remain the same.

5.

For Contracts, Policies and/or Certificates issued prior to October 1, 2002, ReliaStar has assumed by operation of law all of the liabilities and obligations under the Contract, Policy and/or Certificate according to the terms and conditions set forth therein, as a result of the merger described above.

Endorsed and made a part of the Contract, Policy and/or the Certificate, whichever is applicable, as of October 1, 2002 or the effective date of the Contract, Policy and/or Certificate, if later.

/s/ Paula Cludray Engelke	/s/ Chris D. Schreier
Secretary	President
Secretary ReliaStar Life Insurance Company	President ReliaStar Life Insurance Company

86-329(10/02)